Exhibit 10.2

TAX PROTECTION AGREEMENT

by and among

VICI PROPERTIES OP LLC,

VICI PROPERTIES INC.,

AND

THE INITIAL PROTECTED PARTIES,

dated as of

April 29, 2022

TABLE OF CONTENTS

Section 1.	Definitions.	2

Section 2.	Protected Period Prohibited Activity.	10

(a)	Restrictions on Disposition of Protected Property.	10

(b)	Restrictions on Fundamental Transactions	11

(c)	Company Obligations to Maintain Nonrecourse Indebtedness.	11

(d)	Section 754 Election Prohibition	11

(e)	Use of the “Traditional Method” for the Section 704(c) Amount	12

(f)	Existing JV Interest Transfer Restriction	12

(g)	Consented Actions	13

Section 3.	Indemnification; Liability.	13

(a)	Payment for Breach.	13

(b)	Exclusive Remedy	14

(c)	Limitations.	14

(d)	Procedural Matters.	15

(e)	Dispute Resolution.	15

Section 4.	Tax Treatment and Reporting; Tax Proceedings.	16

(a)	Tax Treatment of Transaction	16

(b)	Tax Advice	16

(c)	BREIT JV Section 734 Reporting	16

(d)	Tax Audits.	16

(e)	Change in Law	17

(f)	Built-In Gain	17

Section 5.	Company Tax Covenants.	18

(a)	Certain Repayments of Existing Debt	18

(b)	Equity Issuances	18

(c)	Debt Allocation Methodology after the Protected Period	18

(d)	Section 734 Adjustments After the Protected Period	18

Section 6.	Transfers.	19

(a)	Assignment	19

(b)	The Protected Party Representative	19

(c)	Transfers Triggering Adjustment of Built-In Gain and Minimum Debt Amount	19

Section 7.	Miscellaneous.	20

(a)	Entire Agreement	20

(b)	Amendment	20

(c)	Binding Effect	20

(d)	Counterparts	20

(e)	Governing Law	20

(f)	Waiver of Jury Trial	20

(g)	Jurisdiction and Venue	20

(h)	Construction; Interpretation	21

(i)	Notices	21

(j)	Severability	22

(k)	Extension; Waiver	22

(l)	Remedies	22

(m)	Further Assurances	22

(n)	Non-Recourse.	22

Exhibit 10.2

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of April 29, 2022 (the “Effective Date”), by and among VICI Properties OP LLC, a Delaware limited liability company (the “Company”); the Initial Protected Parties (as defined in Section 1(ff) of this Agreement); and VICI Properties, Inc., a Maryland corporation (“Parent”). The Company, the Initial Protected Parties, and Parent are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through (i) the REIT Merger, on the terms and subject to the conditions set forth in the Master Transaction Agreement dated as of August 4, 2021 by and among MGM Growth Properties LLC, a Delaware limited liability company (“Mars LLC”), MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (“Mars OP”), Parent, Venus Sub LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI Properties L.P., a Delaware limited partnership (“Parent OP”), the Company, and MGM Resorts International, a Delaware corporation (“Mercury”) (the “Master Transaction Agreement”); and (ii) following the REIT Merger, the Partnership Merger, on the terms and subject to the conditions set forth in the Master Transaction Agreement;

WHEREAS, the Closing of the REIT Merger and the Company LP Continuation under the Master Transaction Agreement are occurring on the Effective Date;

WHEREAS, pursuant to the Master Transaction Agreement, for U.S. federal income tax purposes, Parent will contribute substantially all of its assets and operations (but excluding cash in excess of Parent’s reasonably estimated cash needs of Parent OP’s business following the Effective Date) (the “Deemed Contribution”) to the Company, which is intended to be the continuation of Mars OP Tax Partnership pursuant to Code Section 708;

WHEREAS, the Deemed Contribution is intended to be a contribution to the Company pursuant to Code Section 721;

WHEREAS, the Redemption is intended to be a distribution to the Initial Protected Parties pursuant to Code Section 731; and

WHEREAS, pursuant to the Master Transaction Agreement, the Members have entered into that certain Amended and Restated Limited Liability Agreement of the Company dated as of April 29, 2022 (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms employed herein and not otherwise defined shall have the meaning assigned to them in the Master Transaction Agreement and the following capitalized terms shall have the following meanings:

(a)    “Accounting Firm” shall have the meaning set forth in Section 3(e).

(b)    “Additional Initial Debt” means Nonrecourse Liabilities of the Company other than the New Debt allocated to a Protected Party immediately after the Redemption as set forth on Exhibit A.

(c)    “Adjusted Minimum Debt Amount” shall have the meaning set forth in the definition of Minimum Debt Amount.

(d)    “Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person.

(e)    “Agreed Tier 3 Methodology” shall be as set forth on Exhibit B.

(f)    “Agreement” shall have the meaning set forth in the Preamble.

(g)    “Auditors” shall mean, at any time, the Accounting Firm that audits the financial statements of Parent and, if applicable, the Company.

(h)    “Breach” means a breach by the Company of any of its obligations under this Agreement; provided, however, that the term “Breach” only includes breaches of such provisions attributable to an action that occurs during the Protected Period.

(i)    “Built-In Gain” means, with respect to any Protected Party, the Section 704(c) Amount; provided, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the fair market value of a Protected Interest, a Protected Property, or any other assets of the Company or its subsidiaries after the Effective Date, and shall be reduced as a result of any event that causes all or a portion of such Built-In Gain to be recognized. For purposes of calculating amounts due pursuant to Section 3(a), the Built-In Gain shall be calculated immediately prior to a Breach and with the adjustments stated above. For purposes of determining Built-In Gain with respect to a Protected Party, if any interest in Protected Property is held directly or indirectly through one or more tiers of Tax Partnerships, Built-In Gain shall include any income or gain allocated to a Protected Party (up to the Section 704(c) Amount) as a result of any Breach involving any such Tax Partnership, and, on the Effective Date, the Built-In Gain shall be the Section 704(c) Amount that would be allocable to the Initial Protected Parties. In no event shall the Built-In Gain be greater than the lesser of (i) the gain that would be recognized by the Protected Parties upon a taxable disposition of the Protected Properties immediately before the Effective Date or (ii) if such Breach relates solely to Section 2(a), the gain that is actually recognized pursuant to Code Section 704(c) as a result of such Breach (including any “capital gain dividend” within the meaning of Code Section 857(b)(3) or any “consent dividend” within the meaning of Code Section 565, attributable to gain from the sale of Protected Properties as to which there is a

“determination” as defined in Code Section 1313 to the effect that such capital gain dividend is taxable to a Protected Party pursuant to Code Section 704(c)). For the avoidance of doubt, if the Company were to sell in a taxable transaction any interest in a Tax Partnership and such entity owns one or more Protected Properties (for U.S. federal income tax purposes), the Built-In Gain shall not exceed the Built-In Gain that would have been recognized by a Protected Party if such Tax Partnership had sold a corresponding interest in the Protected Property owned by it. Built-In Gain also shall be adjusted as provided in Section 6(c).

(j)    “Chancery Court” shall have the meaning set forth in Section 7(g).

(k)    “Change in Law” means the occurrence, on or after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority or (c) the making or issuance of any request, revenue ruling or other published tax guidance, guideline or directive (whether or not having the force of law) by any governmental authority.

(l)    “Company” shall have the meaning set forth in the Preamble.

(m)    “Company LP Continuation” shall have the meaning set forth in the Master Transaction Agreement.

(n)    “Company Tax Audit” shall have the meaning set forth in Section 4(c)(i).

(o)    “Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of the Parties or their Affiliates, whether furnished before or after the date of this Agreement, and regardless of the manner in which it was furnished, and any material prepared by the Parties or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Party or their respective Affiliates in breach of this Agreement; (ii) was or becomes available to either Party or their Affiliates on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the Parties or their Affiliates, provided, that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

(p)    “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

(q)    “DRE” means, with respect to any Person, an entity disregarded as separate from such Person for U.S. federal income tax purposes, including, without limitation, a grantor trust the assets and income of which are treated as owned or earned by such Person pursuant to Code Sections 671 to 679.

(r)    “Early Termination Event” means one or more of the following: (1) an Event of Default (provided, however, solely for purposes of the definition of Early Termination Event, with respect to (i) an Event of Default for failure to timely pay Rent (as defined in the Lease) pursuant to Section 16.1(a)(i) of the Lease, any such Event of Default shall be deemed to have occurred on the date that is thirty (30) days following Notice (as defined in the Lease) from Landlord to Tenant of such failure to pay Rent (provided such Event of Default has not been cured within such thirty (30) days), (ii) an Event of Default for failure to timely pay Additional Charges (as defined in the Lease) pursuant to Section 16.1(a)(ii) of the Lease, any such Event of Default shall be deemed to have occurred (x) on the date that is thirty (30) days following Notice (as defined in the Lease) from Landlord to Tenant of such Event of Default (provided such Event of Default has not been cured within such thirty (30) days) and (y) if the amount of the applicable Additional Charges shall have exceeded $25,000,000, individually or in the aggregate, over the course of any twelve (12) month period, and (iii) an Event of Default in connection with levy or attachment of the estate or interest of Tenant or any Operating Subtenant in the Leased Property (each as defined in the Lease) pursuant to Section 16.1(a)(vii) of the Lease, an Event of Default by reason of levy or attachment of solely the estate or interest of any Operating Subtenant in the Leased Property shall not be deemed an Event of Default hereunder); (2) with respect to each Protected Party, the date on which the Protected Parties in the aggregate have redeemed (or otherwise transferred in taxable transactions) 82.5% or more of the interests in the Company held by the Initial Protected Parties immediately following the Redemption; or (3) with respect to each Protected Party, the date on which the Protected Parties’ aggregate remaining Built-In Gain is 25% or less of the Built-In Gain on the Effective Date (provided at any time when a Breach has previously occurred that causes the Protected Parties to recognize Built-In Gain, the remaining Built-In Gain shall be calculated for purposes of this clause (3) as if such Built-In Gain had not been recognized).

(s)    “Effective Date” shall have the meaning set forth in the Preamble.

(t)    “Effective Date Debt Amount” means the sum of the issue price of the New Debt plus the aggregate adjusted issue price (within the meaning of Code Section 1273(b)) of the Additional Initial Debt allocable to the Protected Parties immediately after the Redemption. The Effective Date Debt Amount shall be allocated to the Protected Parties immediately after the Redemption as set forth on Exhibit A.

(u)    “Effective Tax Rate” means the highest combined marginal U.S. federal, state and local income effective tax rate applicable to a corporation resident in Nevada at the time of a Breach, taking into account the character of the income recognized for the taxable period in which the transaction giving rise to such taxes occurred as if the Protected Party was taxable as a corporation.

(v)    “Event of Default” shall have the meaning set forth in the Lease.

(w)    “Exchange Notes” means any notes issued by Parent OP in connection with the Exchange Offer.

(x)    “Exchange Offer” means an exchange offer by Parent OP of its senior notes for all of the outstanding Mars OP Notes, which offer shall include an exit consent (and the payment of any related exit consent fee) to remove all of the restrictive covenants and certain other provisions that may be amended with the consent of at least a majority of holders of Mars OP Notes under each of the indentures under which Mars OP Notes were issued.

(y)    “Exempt Event” means any casualty (other than a Protected Casualty), condemnation, governmental taking, or other involuntary conversion of all or any portion of a Protected Property.

(z)    “Existing JVA” means the limited liability company operating agreement of Existing JV dated February 14, 2020, as amended.

(aa)    “Existing JV Asset” means the Mandalay Bay Property and the MGM Grand Property, each as defined in the Existing JVA.

(bb)    “Existing JV Interest” means the 50.1% interest in the MGP BREIT Venture 1 LLC, a Delaware limited liability company, owned by MGP JV Investco 1 LLC, a Delaware limited liability company on the Effective Date.

(cc)    “Existing JV TPA” mean the Tax Protection Agreement by and among Mercury, Mars OP and MGP BREIT Venture 1 LLC dated as of February 14, 2020, as the same may be amended from time to time.

(dd)    “Fundamental Transaction” means (i) a merger, consolidation or other combination of the Company with or into any other entity, (ii) a transfer of all or substantially all of the assets of the Company, (iii) any reclassification or recapitalization by the Company of its interests or an exchange of the outstanding equity interests of the Company resulting from a merger, consolidation, or other combination of the Company with or into any other entity, (iv) a conversion of the Company into another form of entity, or (v) any other transaction undertaken by the Company pursuant to which a Protected Interest is required to be exchanged in whole or in part for cash or other property (excluding for this purpose equity in a Successor Tax Partnership).

(ee)    “Gaming Authority” means any United States, federal, state or local licensing or regulatory agency, commission, board or other governmental body that holds regulatory, approval, licensing (including findings of suitability or of qualification) or permit authority over gambling, gaming, lotteries, horse racing or casino and related activities conducted by Mercury, Parent, the Company, the Existing JV, the BCORE Windmill Parent LLC or any of their respective affiliates, successors or assigns, including, but not limited to, the Nevada Gaming Commission and the Nevada Gaming Control Board.

(ff)    “Initial Protected Parties” shall mean Mercury, MGM Yonkers, Inc., Blue Tarp ReDevelopment, LLC, and any other holder of New Parent OP Units set forth on Schedule A of the Redemption Agreement.

(gg)    “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s economic entitlement, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement.

(hh)    “Landlord” shall have the meaning set forth in the Lease.

(ii)    “Lease” means the Amended and Restated Master Lease by and between MGP Lessor, LLC and Mercury Lessee, LLC, dated as of the Effective Date.

(jj)    “LLC Agreement” shall have the meaning set forth in the Recitals.

(kk)    “Mars OP Notes” means the (i) 5.625% Senior Notes due 2024 issued pursuant to an indenture dated April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (ii) 4.500% Senior Notes due 2026 issued pursuant to an indenture dated as of August 12, 2016, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (iii) 4.500% Senior Notes due 2028 issued pursuant to an indenture dated as of September 21, 2017, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (iv) 5.750% Senior Notes due 2027 issued pursuant to an indenture dated as of January 25, 2019, among the Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (v) 4.625% Senior Notes due 2025 issued pursuant to an indenture dated as of June 5, 2020, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee and (vi) 3.875% Senior Notes due 2029 issued pursuant to an indenture dated as of November 19, 2020, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee.

(ll)    “Mars OP Tax Partnership” means the “business entity” within the meaning of Treasury Regulations Section 301.7701-2 that is treated as a “partnership” within the meaning of Section 761 of the Code, the legal form of which was Mars OP, until the merger of REIT Merger Sub with and into Mars OP with Mars OP being the surviving entity on the Effective Date.

(mm)    “Master Transaction Agreement” shall have the meaning set forth in the Recitals.

(nn)    “Member” or “Members” shall have the meaning set forth in the LLC Agreement.

(oo)    “Minimum Debt Amount” means the Effective Date Debt Amount, which shall be reduced from time to time, if and to the extent that the Section 704(c) Amount is reduced under the Code and applicable Treasury Regulations to an amount less than the Effective Date Debt Amount (such amount, as reduced, the “Adjusted Minimum Debt Amount”). The Minimum Debt Amount and the Adjusted Minimum Debt Amount, as appliable, also shall be adjusted as provided in Section 6(c).

(pp)    “New Debt” means the senior notes issued on or after the Effective Date to fund the Redemption by Parent OP and secured by the Company’s pledge of the equity interests in Parent OP.

(qq)    “Nonrecourse Indebtedness” means the New Debt, the Mars OP Notes, the Exchange Notes, the Parent OP Notes, and any other indebtedness that is a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.752-1(a)(2). The Protected Parties acknowledge that, if any of the liabilities described in the preceding sentence are refinanced during the Protected Period in a situation where the refinanced debt is a “nonrecourse liability” within the meaning of Treasury Regulations Section 1.752-1(a)(2), such refinanced debt shall be treated as Nonrecourse Indebtedness notwithstanding that it is recourse to all assets of the issuer, secured by interests in Parent OP or its successor, and guaranteed by one or more direct or indirect subsidiaries of the Company. All liabilities of the Company that are allocated to a Protected Party as the result of a guarantee, indemnity, or similar agreement are set forth on Exhibit A and shall not be treated as Nonrecourse Indebtedness.

(rr)    “Parent OP Notes” means the (i) 4.250% Senior Notes due 2026 issued pursuant to an indenture, dated as of November 26, 2019, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (ii) 4.625% Senior Notes due 2029 issued pursuant to an indenture, dated as of November 26, 2019, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (iii) 3.500% Senior Notes due 2025 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (iv) 3.750% Senior Notes due 2027 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee and (v) 4.125% Senior Notes due 2030 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee.

(ss)    “Party” or “Parties” shall have the meaning set forth in the Preamble.

(tt)    “Prohibited Transfer” shall have the meaning set forth in Section 2(a)(i).

(uu)    “Protected Casualty” shall mean any casualty of all or any portion of a Protected Property that results in a taxable disposition of the Protected Property solely due to a breach by Landlord of Section 14.1 of the Lease, which requires insurance proceeds received by Landlord be made available to Tenant.

(vv)    “Protected Interest” means (i) the Interest (and any portion thereof) owned by an Initial Protected Party immediately after the Redemption, and (ii) any equity interests in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for the Protected Interest described in clause (i) pursuant to a Fundamental Transaction with respect to which the tax basis in such equity interests is determined in whole or in part with reference to the transferor’s tax basis in such Protected Interest.

(ww)    “Protected Party” means each of (i) the Initial Protected Parties; (ii) any Person who holds a Protected Interest and who acquired such Protected Interest from a Protected Party in an exchange (pursuant to a nonrecognition provision of the Code) in which no gain is recognized; and (iii) any Person that holds a Protected Interest that was acquired from a Protected Party in an intercompany transaction (within the meaning of Treas. Reg. Section 1.1502-13(b)(1)(i) (an “Intercompany Transaction”)) other than an Intercompany Transaction to which clause (ii) of this definition applies, but only if, and for so long as, the gain with respect to such Intercompany Transaction remains deferred pursuant to Treasury Regulation Section 1.1502-13. By way of illustration, where Sub 1 is a Protected Party and Sub 2 is the a transferee of a Protected interest in an Intercompany Transaction, Sub 2 shall be a Protected Party so long as the gain realized by Sub 1 on the transfer of the Protected Interest remains deferred under Treasury Regulation Section 1.1502-13. A Protected Party shall also include any Person added to this Agreement pursuant to Section 6(c).

(xx)    “Protected Party Representative” shall have the meaning set forth in Section 6(b).

(yy)    “Protected Party Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(zz)    “Protected Period” means the period commencing immediately after the Redemption and ending on the earlier of (1) an Early Termination Event or (2) the fifteenth (15) anniversary of the Effective Date (but not including such date).

(aaa)    “Protected Property” or “Protected Properties” shall mean the Real Property or Real Properties (or any interest in a Tax Partnership or other entity that owns a Real Property), and any and all replacement property received in exchange for such Real Property pursuant (1) to Code Section 1031, (2) to Code Section 1033 or (3) to any other Code provision that provides for the nonrecognition of income or gain (including all subsequent replacements pursuant to such Code Sections); provided that Protected Property shall not include the Existing JV Interest or the Existing JV Assets.

(bbb)    “Real Property” or “Real Properties” shall mean the real property assets (other than the Existing JV Assets) owned directly or indirectly, through Tax Partnerships and DREs, by Mars OP immediately prior to the Effective Date and set forth on Exhibit C.

(ccc)    “Redemption” means the distribution to the Initial Protected Parties defined in Section 2.1(e) of the Master Transaction Agreement.

(ddd)    “Section 704(c) Amount” means the amount of gain that would be allocable to a Protected Party pursuant to Code Section 704(c) and the Treasury Regulations promulgated thereunder, including “reverse” Code Section 704(c) principles pursuant to Treasury Regulation Section 1.704-3 (but only through and including the revaluation that occurs immediately prior to the Redemption as described in Section 4(f) of this Agreement), with respect to the Protected Properties if the properties were disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain. The Section 704(c) Amount for each Protected Property with respect to each Protected Party at the at the Effective Time is set forth on Exhibit C. The Section 704(c) Amount also shall be adjusted as provided in Section 6(c).

(eee)    “Section 752 Distribution” means, with respect to any Protected Party, in any taxable year the amount by which deemed distributions pursuant to Code Section 752(b) exceed deemed contributions pursuant to Code Section 752(a).

(fff)    “Section 754 Election” means the election provided in Code Section 754.

(ggg)    “Section 754 Election Gain” means the amount of gain recognized by a Protected Party under Code Sections 731 as a result of a Section 752 Distribution as a result of a Breach of Section 2(d). For the avoidance of doubt, the term Section 754 Election Gain shall include any gain that is solely attributable in whole or in part to a Section 752(b) Distribution to a Protected Party in excess of the Protected Party’s adjusted tax basis in its Protected Interest as a result of (i) an increase in the tax basis of Protected Property pursuant to Code Section 734 and a (ii) resulting reduction in the Built-In Gain that would have otherwise supported an allocation of debt to a Protected Party. Notwithstanding the foregoing or any other provision of this Agreement, Section 754 Election Gain shall not include any gain attributable to a Section 754 Election that is permitted to be made pursuant to the Existing JVA.

(hhh)    “Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

(iii)    “Successor Tax Partnership” means a Tax Partnership that in a Fundamental Transaction acquires, by contribution, assignment, merger, or otherwise succeeds to assets and liabilities of the Company with respect to the Protected Properties (including this Agreement).

(jjj)    “Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(kkk)     “Tax Partnership” shall mean a “business entity” within the meaning of Treasury Regulations Section 301.7701-2 that is treated as a “partnership” within the meaning of Code Section 761, irrespective of its legal form.

(lll)    “Tenant” shall have the meaning set forth in the Lease.

(mmm)    “TPA Claim Notice” shall have the meaning set forth in Section 3(d)(iii).

(nnn)    “TPA Payment Amount” shall have the meaning set forth in Section 3(d)(iv).

(ooo)    “TPA Payment Date” shall have the meaning set forth in Section 3(d)(iii).

(ppp)    “Transaction Documents” means the Master Transaction Agreement, the LLC Agreement, the Lease and any other document implementing the Transactions.

(qqq)    “Treasury Regulations” means the income tax regulations promulgated under the Code, (i) where there is a reference to a specific regulation, as of the date hereof and (ii) in all other cases, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 2. Protected Period Prohibited Activity.

(a)    Restrictions on Disposition of Protected Property.

(i)    Prohibited Transfers. Except as otherwise provided in this Section 2(a), during the Protected Period, the Company shall not and shall not permit: (i) a sale, transfer, exchange, or other disposition (including a Protected Casualty) of a Protected Property or any interest therein held by the Company directly or indirectly through a Tax Partnership (including a Tax Partnership described in Section 2(a)(iii) of this Agreement) or DRE, other than in an Exempt Event or (ii) an “in-kind” distribution of any interest in a Protected Property (other than in connection with an Exempt Event) by the Company to any Member (any such disposition under clause (i) or distribution under clause (ii) (other than a disposition or distribution described in Section 2(a)(ii) or Section 2(a)(iii)), a “Prohibited Transfer”).

(ii)    Replacement Property Transfers. The Company (or any of its Subsidiaries) may transfer a Protected Property without the consent of the Protected Parties if such transfer constitutes (I) a like-kind exchange of the Protected Property pursuant to Code Section 1031 (or any successor provision) if, and only if, such a transfer does not result in the recognition of any Built-In Gain by any Protected Party or (II) in the case of a Protected Casualty, an involuntary conversion of the Protected Property pursuant to Code Section 1033 (or any successor provision) if, and only if, such a transfer does not result in the recognition of any Built-In Gain by any Protected Party. For the avoidance of doubt, because an Exempt Event is not a Prohibited Transfer, the Company and its Subsidiaries are not required by this agreement to obtain replacement property to defer gain recognition pursuant to Code Section 1033 (or any other provision of the Code) with respect to any such Exempt Event.

(iii)    Contributions to Tax Partnerships. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 721 without the consent of a Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by that Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes Protected Property. In connection with any such transfer, the transferor shall not be in compliance with this Section 2(a)(iii) unless the relevant transferee Tax Partnership adopts the method described in Section 2(e) hereof for purposes of making allocations with respect to the Section 704(c) Amount with respect to the Protected Property during the Protected Period.

(iv)     Contributions to Subsidiary REITs or Corporations. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 351 without the consent of a Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by that Protected Party, (b) the Company remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes Protected Property. If and to the extent that (1) a contribution described in the first sentence of this Section 2(a)(iv) has occurred, (2) following a “capital gain dividend” within the meaning of Code Section 857(b)(3) or any “consent dividend” within the meaning of Code Section 565 made by or with respect to the transferee that reduces the fair market value, or increases the tax basis, of the equity interests described in clause (c) above (a “Clause 2 Event”), and (3) as a result of a Clause 2 Event, a later revaluation described in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), causes a Protected Party to be treated as receiving a Section 752 Distribution applying the Agreed Tier 3 Methodology, such Section 752 Distribution shall be treated as a Breach of Section 2(c) (a “Clause 3 Event”); provided, however, that if a Clause 3 Event is attributable both to a Clause 2 Event and a decline in the fair market value of the equity interests that was not caused by the Clause 2 Event, the amount of the Section 752 Distribution that is treated as a Breach of Section 2(c) shall be equal to the product of (i) such Section 752 Distribution, multiplied by (ii) a fraction, the numerator of which is (x) the Clause 2 Event value reduction, and the denominator of which is (y) the total value reduction of such equity interests (which shall be consistent with the values used by the Company on its audited financial statements).

(b)    Restrictions on Fundamental Transactions. During the Protected Period, the Company and its Subsidiaries shall not consummate any Fundamental Transaction that by its terms requires a Protected Party to recognize Built-In Gain. For the avoidance of doubt, if the Fundamental Transaction offers an option for a Protected Party to surrender its entire interest in the Company in exchange for an equity interest in a Successor Tax Partnership (or another transaction in which no gain or loss is recognized), then, whether or not a Protected Party elects such alternative, such Fundamental Transaction is not prohibited by this Agreement and will not result in any Indemnification pursuant to Section 3 of this Agreement.

(c)    Company Obligations to Maintain Nonrecourse Indebtedness.

(i)    During the Protected Period, with respect to the Protected Properties then held by the Company, the Company shall maintain, directly or indirectly, an amount (not less than the Adjusted Minimum Debt Amount) of Nonrecourse Indebtedness to which the Protected Properties are subject for purposes of Treasury Regulations Section 1.752-3(a), as set forth in the Agreed Tier 3 Methodology.

(ii)    In the event of a Change in Law that affects the extent to which Nonrecourse Indebtedness of the Company is allocated to one or more Protected Parties, during the Protected Period, the Company shall use commercially reasonable efforts to adopt a permissible (at a “more likely than not” level of comfort (from tax advisors reasonably acceptable to the Company)) allocation method that results in the highest possible amount of the Minimum Debt Amount being allocated to the Protected Parties.

(d)    Section 754 Election Prohibition. During the Protected Period, the Company (i) shall not make a Section 754 Election (or similar election under state or local law) or cause to be made or consent to a Section 754 Election (or similar election under state or local law)

with respect to any Tax Partnership in which the Company holds a direct or indirect interest, and that owns an interest in Protected Property; provided, however, that nothing in this Agreement shall prevent the Existing JV or its subsidiaries from making (or the Company or any of its subsidiaries from making with respect to or on behalf of the Existing JV or its subsidiaries) a Section 754 Election that is otherwise permitted under the Existing JVA.

(e)    Use of the “Traditional Method” for the Section 704(c) Amount. The Company agrees for the benefit of the Protected Parties that it shall use the “traditional method” without curative allocations under Treasury Regulation Section 1.704-3(b) for making all allocations required with respect to the Section 704(c) Amount.

(f)    Existing JV Interest Transfer Restriction. During the Protected Period, other than in connection with the events as set forth in clauses (i), (ii), and (iii) of this Section 2(f), the Company shall not directly or indirectly: sell, transfer, exchange, or otherwise dispose of (including a Protected Casualty, but treating the Existing JV Interest as Protected Property for purposes of such definition) the Existing JV Interest or interest therein held by the Company directly or indirectly through a Tax Partnership or DRE, other than in an Exempt Event (treating the Existing JV Interest as Protected Property for purposes of such definition); provided that the Company shall not be treated as having breached this Section 2(a)(f) solely as a result of a sale, exchange, or other disposition of property occurring at the Existing JV level.

(1)    A transfer of all or part of the Existing JV Interest to a DRE or to a Tax Partnership in a transaction described in Code Section 721 if, and only if, (a) such transfer does not result in the recognition of gain by a Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes subject to this Section 2(f) as if such equity interest were the Existing JV Interest.

(2)    An “Event of Default” as defined in the Existing JV TPA has occurred (whether or not the “protected period” as defined in the Existing JV TPA has expired).

(3)    A direct or indirect sale, transfer, exchange or other disposition (including, for the avoidance or doubt) a direct or indirect sale, transfer, exchange or other disposition or transfer of the Existing JV Assets in whole or in part) undertaken to prevent the revocation, suspension or denial of a license or permit or finding of suitability held by Parent or any of its subsidiaries by a Gaming Authority, in each case, related to the association with any direct or indirect owner of the Existing JV (other than the Parent or its subsidiaries), provided that (y) prior to any such direct or indirect sale, transfer, exchange or other disposition, the Company has engaged in good faith negotiations with such Gaming Authority and the relevant direct or indirect owner(s) of Existing JV to cure or remedy the objection of such Gaming Authority, and (z) notwithstanding the efforts described in clause (y), the Company was unable to cure or remedy such objection; provided, however, that Parent and its subsidiaries shall not be required to agree to, enter into, or offer to enter into any agreement or consent order requiring divestiture of any assets, hold-separate, business limitation, conduct remedy, or similar arrangement or undertaking in connection with resolution of or in order to remedy such objection.

(g)    Consented Actions. Notwithstanding any other provision of this Agreement, the Company may take any action otherwise prohibited by this Agreement (or giving rise to an indemnification under Section 3) with the express written consent of the Protected Party Representative releasing the Company from liability under this Agreement for such action. Any consent shall be requested by the Company and provided by the Protected Party Representative in writing and substantially in the form set forth on Exhibit E.

Section 3. Indemnification; Liability.

(a)    Payment for Breach.

(i)    In the event of a Breach of Section 2(a) (Prohibited Transfers), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of Built-In Gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party with respect to such Protected Property calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(ii)    In the event of a Breach of Section 2(b) (Fundamental Transactions) or Section 5(a) (Equity Issuances), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iii)    In the event of a Breach of Section 2(c) (Debt Maintenance and Allocations), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iv)    In the event of a breach of Section 2(d) (Prohibition on Section 754 Election), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of Section 754 Election Gain attributable in whole or in part to such Breach multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(v)    In the event of a Breach of Section 2(e) (Section 704(c) Method), the Company shall pay each Protected Party an amount equal to (A) the income or gain reported by such party as a result of such Breach, multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(vi)    In the event of a Breach of Section 2(f) (Existing JV Interest Transfer Restriction), the Company shall pay each Protected Party an amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate; provided, however, that nothing in this Section 3(a)(vi) shall require the Company to pay any amounts attributable to the Existing JV or its subsidiaries making (or the Company or any of its subsidiaries from making with respect to or on behalf of the Existing JV or its subsidiaries) a Section 754 Election that is permitted under the Existing JVA.

(vii)    In the event that a single event results in income or gain that is described in more than one of the foregoing provisions, payments under this Section 3(a) shall be calculated in sequence for each such event and without duplication. Any payments due under this Section 3(a) shall be paid in accordance with Section 3(d).

(b)    Exclusive Remedy. The parties hereto agree and acknowledge that the payment obligations of the Company pursuant to Section 3(a) hereof shall constitute liquidated damages for any Breach and shall be the sole and exclusive remedy of the Protected Parties for any such Breach. Each Protected Party acknowledges and agrees that it shall have no right to initiate a claim for specific performance of the obligations under Section 2, Section 4, Section 5, or Section 6 of this Agreement.

(c)    Limitations.

(i)    Notwithstanding any other provision of this Agreement to the contrary, following the expiration of the “Protected Period” as defined in the Existing JV TPA, no Breach shall be deemed to have occurred and the Company shall have no liability under Section 3(a) of this Agreement to pay any amounts to a Protected Party as a result of any gain recognized (including any Built-In Gain) by a Protected Party that is attributable to or resulting from or with respect to (i) any action undertaken by the Existing JV, including a sale of property owned by such entity or a repayment of debt of such entity or any of its subsidiaries, or (ii) any sale, exchange, or other disposition of the Existing JV interest that is permitted pursuant to Section 2(f). For the avoidance of doubt, neither the Existing JV Interest nor the Existing JV Assets shall be considered Protected Property for purposes of this Agreement.

(ii)    Notwithstanding any other provision of this Agreement to the contrary, no Breach shall be deemed to have occurred and the Company shall have no liability under Section 3(a) of this Agreement to pay any amounts to a Protected Party as a result of any gain recognized (including any Built-In Gain) by a Protected Party to the extent any gain recognized is attributable to or resulting from or with respect to (A) a Protected Party’s termination of, reduction in, modification of, or failure to enter into, the Parent Debt Guaranty (as defined in the Existing JV TPA), (B) the receipt of cash by a Protected Party on the Effective Date or on the Date of the Redemption (including as a result of the Transactions), (C) any inaccuracy or incompleteness in the information provided by any Protected Member pursuant to this Agreement or the Master Transaction Agreement, or the LLC Agreement, (D) any obligation to perform under a guarantee that was caused by a pre-existing condition with respect to a Protected Property, or (E) as a result of any administrative or judicial proceedings relating to the tax treatment of the Transactions.

(iii)    Notwithstanding any other provision of this Agreement to the contrary, the liability of the Company under Sections 3(a)(i), 3(a)(ii), 3(a)(iii), 3(a)(iv) and 3(a)(v) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain with respect to the Initial Protected Parties as of the Effective Date and (y) the Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such Effective Tax Rate. Illustrative examples of the indemnity calculation principles in this Section 3(c) are set forth in Exhibit D.

(d)    Procedural Matters.

(i)    If a Breach has occurred, the Company shall provide to the Protected Party Representative written notice of the event or transaction giving rise to such Breach as soon as reasonably practicable.

(ii)    The Company shall use commercially reasonable efforts to make any required payment pursuant to Section 3 not later than the date that is the later of: (i) thirty (30) business days after receipt by the Company of a written claim from the Protected Party Representative claiming that damages are due as a result of a Breach (a “TPA Claim Notice”) or (ii) the date on which the underlying tax payment (including estimated tax payments) is due (the “TPA Payment Date”), unless the Company disagrees with the computation of the amount required to be paid in respect of such Breach, in which event the parties shall negotiate in good faith to reach an agreement, and if the parties are unable to agree, the procedures in Section 3(e) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm or an agreement between the Company and the Protected Party Representative as to the amount required to be paid. Any such written claim shall set forth a detailed calculation of the amounts due to each Protected Party pursuant to Section 3(a) and shall provide the Company with such evidence or verification as the Company may reasonably require and the Protected Party Representative shall timely provide all information reasonably requested by the Company to determine the amount of the payment to be made.

(iii)    Any outstanding obligations of the Company pursuant to Section 3(d)(ii) as determined by agreement of the parties or by the Accounting Firm (the “TPA Payment Amount”) shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, from the applicable TPA Payment Date until the TPA Payment Amount (including any interest accrued thereon) has been paid in full.

(e)    Dispute Resolution.

(i)    If the Company and the Protected Party Representative are unable to agree as to whether a Breach has occurred or the calculation of the amounts due pursuant to Section 3(a), the dispute shall be submitted to a nationally recognized accounting firm selected jointly by the Company and the Protected Party Representative (the “Accounting Firm”). If the Company and the Protected Party Representative cannot jointly agree on an Accounting Firm, the Company, on the one hand, and the Protected Party Representative, on the other, shall each select a nationally recognized accounting firm and the two firms selected by the parties shall jointly select a third nationally recognized accounting firm. Together, the three accounting firms selected shall serve on a panel as the Accounting Firm.

(ii)    The Accounting Firm shall be instructed to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to whether a Breach has occurred and the amount of the damages payable pursuant to Section 3(a) shall be final, conclusive and binding on the Company and the Protected Parties. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Company, on the one hand, and the Protected Parties, on the other.

Section 4. Tax Treatment and Reporting; Tax Proceedings.

(a)    Tax Treatment of Transaction. For purposes of making any computations hereunder, absent (i) a determination to the contrary pursuant to Code Section 1313 or (ii) any Change in Law that applies prior to the reporting of the Transaction, the Parties shall treat: (A) the Company as the continuation of the Mars OP Tax Partnership pursuant to Treasury Regulations Section 1.708-1; (B) the Company LP Continuation as a contribution by Parent of all assets and liabilities of Parent OP to the Mars OP Tax Partnership in a transaction described in Code Section 721(a) that does not result in the recognition of gain for U.S. federal income tax purposes; (C) the New Debt as a borrowing by the Mars OP Tax Partnership; and (D) the Redemption as a distribution of cash by the Mars Op Tax Partnership described in Code Section 731 that does not result in the recognition of gain for U.S. federal income tax purposes assuming the allocations of New Debt set forth on Exhibit A are effective.

(b)    Tax Advice. Each Party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other Party hereto, and that it has and will continue to consult its own tax advisors. Without limiting the foregoing, neither the Company (nor any of its Subsidiaries) nor Parent makes any representation or warranty regarding the tax basis of the Protected Properties or any Protected Interest at the Effective Time, the Section 704(c) Amount at the Effective Time, or the tax treatment of the Transactions (including the Redemption) and, notwithstanding any other provision of this Agreement, the LLC Agreement, or the other agreements and transactions contemplated by the Master Transaction Agreement, neither the Company nor Parent shall have any liability to any Protected Party or any other Person if the intended tax treatment of the Transactions is successfully challenged.

(c)    BREIT JV Section 734 Reporting. With respect to the Existing JV (or any other Tax Partnership through which the Company owns any interest in the Existing JV or its assets), the Company shall not be required to take the position described in Section 9.6.5(b) of the Existing JVA regarding Code Section 734(b) unless the Protected Party Representative timely provides to the Company (at the Protected Parties’ Expense) a written opinion of nationally recognized tax counsel or an accounting firm, in form and substance reasonably satisfactory to the Company and Parent and their Auditors, with a conclusion at a comfort level of at least “more likely than not” that such position would be sustained if challenged.

(d)    Tax Audits.

(i)    If the Company receives any claim, demand, assessment or other assertion that (A) could result in recognition of Built-In Gain by a Protected Party, (B) could reduce the liabilities allocated directly or indirectly to the Protected Parties, or (C) challenges the tax treatment of the Transactions set forth in Section 4(a) of this Agreement (a “Company Tax Audit”), the Company, shall provide notice to the Protected Party Representative, and the Protected Party Representative shall have the right to participate in such Company Tax Audit with respect to such matters, and the Company shall not settle the applicable portion of any such Company Tax Audit without the consent of the Protected Party Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if and to the extent that the Company agrees in writing that the Protected Parties’ tax liability subject to indemnification under Section 3 of this Agreement (including any interest and penalties) with respect to a matter is fully indemnified under Section 3 of this Agreement, the Protected Party Representative’s consent shall not be required to settle such matter.

(ii)    If any Protected Party receives any claim, demand, assessment or other assertion that could result in a tax liability giving rise to an indemnification obligation by the Company under Section 3(a) (a “Protected Party Tax Audit” or Company Tax Audit herein referred to as a “Tax Audit”), such Protected Party shall provide notice to the Company, and the Company shall have the right to participate in such claim, demand, assessment or other contest to the extent of the applicable portion that could result in an obligation of the Company under this Agreement, and such Protected Party shall not settle the applicable portion of any such claim, demand, assessment or other contest without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)    Notwithstanding anything to the contrary herein, if any Tax Audit causes a change in the amount owed by the Company to any Protected Party pursuant to Section 3(a), then (A) if there is an increase in the amount owed by the Company to any Protected Party, the Company shall pay to such Protected Party any incremental amount of damages resulting from such increase, or (B) if there is a decrease in the amount owed by the Company to any Protected Party, such Protected Party shall pay to the Company any incremental decrease in the amount of damages previously paid to the Protected Party, in each case, as calculated pursuant to Section 3(a).

(e)    Change in Law. If, as a result of Change in Law, Built-In Gain or gain recognized pursuant to Code Section 731 would be recognized by any Protected Party absent a Breach, the parties hereto shall use commercially reasonable efforts to avoid or minimize the gain recognized by such Protected Party in a manner consistent with applicable law; provided that, the Company shall not be required to incur any unreimbursed costs or modify the economic arrangements of the parties and the Company shall have no obligation or liability to any Protected Party and/or its permitted successor-in-interest to the extent that the Company’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof.

(f)    Built-In Gain. Immediately before the Company LP Continuation, the Company shall book up the value of its assets in accordance with Treasury Regulation Section

1.704-1(b)(2)(iv)(f) based on the Parent Common Stock VWAP (as defined in the Master Transaction Agreement) and the Section 704(c) Amount shall be computed by reference to such booked-up values and the Company’s aggregate tax bases at such time. The Company shall notify the Protected Party Representative of its determination of the Built-In Gain with respect to the Protected Properties and the Existing JV Interest within ten (10) days after the determination of booked-up values (which shall be consistent with the values used by the Company for its audited financial statements) and, as applicable, the allocation thereof among the Protected Properties.

(g)    Exhibits. Exhibits A and C shall be completed using figures derived as of the Effective Date. Such exhibits shall be updated within ten (10) days after the Company determines the actual amount of such figures.

Section 5. Company Tax Covenants.

(a)    Equity Issuances. During the two (2) year period following the Redemption, the Company shall not use the cash proceeds of the issuance of any equity securities to repay any portion of the New Debt or the Mars OP Notes. During the ninety (90) day period following the Effective Date, the Company shall not issue any equity securities in exchange for cash that is not traceable on the books and records of the Company or its subsidiaries to an acquisition of property by the Company or its subsidiaries within fifteen (15) business days thereafter. Parent shall be permitted during the ninety (90) day period to hold cash or other assets other than through the Company and its subsidiaries. The sole obligation of Parent and the Company under this Section 5(a) shall be as specifically provided in this Section 5(a) and neither Parent nor the Company shall have any liability to any Protected Party or any other Person for any related matter.

(b)    Debt Allocation Methodology after the Protected Period. After the Protected Period (but only if there has been no Early Termination Event), the Company shall continue to use the Agreed Tier 3 Methodology; provided, however, that the Company shall not be under any obligation after the Protected Period to maintain any Nonrecourse Indebtedness or to maintain any Nonrecourse Indebtedness to which any Protected Property is subject. The sole obligation of Parent and the Company under this Section 5(b) shall be to apply the Agreed Tier 3 Methodology and neither Parent not the Company shall have any liability due to the unavailability of allocable Nonrecourse Indebtedness.

(c)    Section 734 Adjustments After the Protected Period. After the Protected Period (but only if there has been no Early Termination Event), if the Company has in effect a Section 754 election that results in a Code Section 734(b) adjustment to the tax basis of any of the Protected Properties in any taxable year, the Company shall not file any income tax return reporting such Code Section 734(b) adjustment as giving rise to additional gain recognized under Code Section 731 to a Member in the same taxable year (i.e., because of a reduction in the liabilities allocated to the Member pursuant to Regulations Section 1.752-3) if the Protected Party Representative (at the Protected Parties’ Expense) timely provides to the Company a written opinion of nationally recognized tax counsel or an accounting firm, in form and substance reasonably satisfactory to the Company and Parent and their Auditors, with a conclusion at a comfort level of at least “more likely than not” that such position would be sustained if challenged. The sole obligation of Parent and the Company under this Section 5(c) shall be to report consistently with the opinion described in the preceding sentence and neither Parent nor the Company shall have any liability if the position in such opinion is not sustained if challenged.

Section 6. Transfers.

(a)    Assignment. Except as otherwise provided herein, (i) the Company shall not assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Protected Party Representative and (ii) no Protected Party may assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Company.

(b)    The Protected Party Representative. As provided in this Agreement, the Protected Parties shall be represented by a representative (the “Protected Party Representative”), which shall be authorized to act on behalf of all Protected Parties as set forth in this Agreement. Initially the Protected Party Representative shall be Mercury. Upon a transfer by Mercury (or any of its Subsidiaries treated as a disregarded entity for U.S. federal income tax purposes) of 100% of its interest in the Company to a Person that causes such Person to be treated as a Protected Party pursuant to the definition of Protected Party, Mercury may designate such Person as a successor Protected Party Representative hereunder; provided, however, that (i) such Person is reasonably satisfactory to the Company and (ii) Mercury shall not be replaced by such Person as Protected Party Representative unless such Person agrees in writing to assume the obligations of the Protected Party Representative under this Agreement.

(c)    Transfers Triggering Adjustment of Built-In Gain and Minimum Debt Amount. Upon any transfer by a Protected Party of a Protected Interest, the Protected Party Representative shall promptly notify the Company of the identity of the transferee Protected Party and provide any information reasonably requested by the Company regarding the transactions in which such transferee became a Protected Party, as well as the tax treatment of the transaction, gain (if any) recognized by the transferor in the transactions, the transferee’s basis in the Protect Interest upon consummation of the transactions (and any increase or decrease in that basis as compared with the adjusted basis of the transferor Protected Party in the transferred Protected Interest immediately prior to initiation of those transactions), and the impact of such transactions upon the Built-In Gain. If the transfer does not result in the transferee becoming a Protected Party as defined herein (because the transfer is or becomes taxable in whole or in part) the Protected Party Representative shall provide the Company with information reasonably required to the Company to make an equitable adjustment to the Built-In Gain to reflect the effective reduction in the Built-In Gain that would have occurred if the Company made a Section 754 Election with respect to the taxable year of the transfer. If the transfer is an Intercompany Transaction in which the transferee becomes a Protected Party, the Protected Party Representative shall promptly notify the Company if any gain that was initially deferred with respect to such Intercompany Transaction ceases to be deferred pursuant to Treasury Regulation Section 1.1502-13, and the Parties agree to make an equitable adjustment to the Built-In Gain to reflect the effective reduction in the Built-In Gain that would have occurred if the Company had made a Section 754 Election with respect to the taxable year of the Intercompany Transaction. Upon the receipt of the Protected Party Representative’s consent to the adjustment (which consent must be received on or before the due date for filing of the Company’s U.S. federal income tax return for the taxable year of the Company that includes the transfer), the transferee shall be added as a “Protected Party” under this

Agreement and Exhibit A and Exhibit C shall be updated to show the Adjusted Minimum Debt Amount adjusted and the Section 704(c) Amounts, respectively, allocable to such transferee to be added as a “Protected Party;” provided that the Company is not materially prejudiced by such failure, the Company shall accept from the Protected Party Representative a late notice of transfer, delivery of relevant information, and consent required pursuant to this Section 6(c). Similar adjustments shall be made pursuant to this Section 6(c) with respect to gain attributable to the Existing JV Interest.

Section 7. Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

(b)    Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

(c)    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e)    Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

(f)    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(g)    Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any defense of or objection that the Chancery Court is an improper or inconvenient forum to the maintenance of any proceeding so brought. Each Party agrees, and irrevocably consents, that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7(i). Nothing in this Section 7(g), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(h)    Construction; Interpretation. The term “this Agreement” means this Tax Protection Agreement together with the Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

(i)    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally or sent by e-mail, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties at the following street addresses and email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):

If to the Company, to:

VICI Properties, Inc.

535 Madison Avenue, 20th Floor

New York, NY 10022

Attn: General Counsel

Email: corplaw@viciproperties.com

If to the Protected Party Representative, to:

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attn: General Counsel

If to the Protected Parties, to the address for such Protected Party kept on the books and records of the Company pursuant to the LLC Agreement.

(j)    Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k)    Extension; Waiver. Each Party may in a writing executed by such Party (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

(l)    Remedies. Except as otherwise expressly provided herein or in any Transaction Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

(m)    Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 7(m) shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Transaction Document, except to a de minimis extent.

(n)    Non-Recourse.

(i)    Notwithstanding anything to the contrary contained herein, the Initial Protected Parties’ direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Initial Protected Parties and the direct and indirect partners or members of the Initial Protected Parties assume no personal liability for any obligations entered into on behalf of the Initial Protected Parties and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Initial Protected Parties under this Agreement.

(ii)    Notwithstanding anything to the contrary contained herein, the Company’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Company and the direct and indirect partners or members of the Company assume no personal liability for any obligations entered into on behalf of the Company and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Company under this Agreement.

(iii)    The provisions of this Section 7(n) shall survive the termination of this Agreement.

(o)    Confidentiality. The Parties recognize and acknowledge that they may receive certain Confidential Information of the other Party. Each Party agrees that neither such Party nor any of its representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Agreement, directly or indirectly use any Confidential Information of the other Party or disclose Confidential Information of the other Party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Agreement. Notwithstanding the foregoing, in the event that a Party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other Party, it will, to the extent reasonably practicable and not prohibited by law, provide the Party to whom such Confidential Information belongs prompt notice of the existence, terms or circumstances of such event so that the Party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7(o). In the event that such protective order or other remedy is not obtained or the Party to whom such Confidential Information belongs waives compliance with this Section 7(o), the Party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The Party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the Party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(p)    Sales Pursuant to the Lease. The Landlord’s right to sell, transfer, or otherwise dispose of a Protected Property or interest therein pursuant to the Lease shall not relieve the Company of its obligations hereunder to the extent such sale, transfer, or other disposition constitutes a Breach hereunder.

[Signatures Commence on Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VICI PROPERTIES, INC.

By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Executive Vice President, Chief Financial Officer and Treasurer

VICI PROPERTIES OP LLC

By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Treasurer

MGM RESORTS INTERNATIONAL, for itself and as the Protected Party Representative

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Executive Vice President of Finance and Treasurer

MGM YONKERS, INC.

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Executive Vice President of Finance and Treasurer

BLUE TARP REDEVELOPMENT, LLC

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Executive Vice President of Finance and Treasurer